Exhibit 5.1

[Opinion of Steve Milton]

May 7, 2026

Sabre Corporation

3150 Sabre Drive

Southlake, TX 76092

Re:	Sabre Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President and Corporate Secretary of Sabre Corporation, a Delaware corporation (the “Registrant”). This opinion is rendered in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 16,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Registrant that may be issued under the Sabre Corporation 2026 Omnibus Incentive Compensation Plan (the “2026 Omnibus Plan”); (ii) 23,771,602 shares of Common Stock of the Registrant that remained available for issuance under the Sabre Corporation 2025 Omnibus Incentive Compensation Plan (the “2025 Omnibus Plan”) that were not the subject of outstanding awards as of April 29, 2026 and became available for issuance pursuant to the 2026 Omnibus Plan on April 29, 2026; (iii) 1,000,000 shares of Common Stock of the Registrant that may be issued under the Sabre Corporation 2026 Director Equity Compensation Plan (the “2026 Director Plan” and, together with the 2026 Omnibus Plan, the “Plans”); (iv) 1,116,363 shares of Common Stock of the Registrant that remained available for issuance under the Sabre Corporation 2024 Director Equity Compensation Plan (the “2024 Director Plan”) that were not the subject of outstanding awards as of April 29, 2026 and became available for issuance under the 2026 Director Plan on April 29, 2026; and (v) pursuant to Rule 416(a) of the Securities Act, such indeterminate number of shares as may become available under the 2026 Omnibus Plan and the 2026 Director Plan as a result of the adjustment provisions thereof (collectively, the “Shares”).

I, or a member of my staff upon whom I have relied, have examined the Plans and such corporate and other documents and records, and certificates of public officials, officers and representatives of the Registrant and such other persons, and I have made such investigations of law as I have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that the Shares have been duly authorized by all necessary corporate action of the Registrant and, when issued and delivered by the Registrant in the manner and on the terms as described in the Plans, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Steve Milton